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                                                                     Exhibit 5.1



                     [On Ward and Smith, P.A. letterhead.]


                               November 14, 2001



MountainBank Financial Corporation
201 Wren Drive
Hendersonville, NC 28792

RE:  Our File 960574-0018

Ladies and Gentlemen:

We have acted as counsel to MountainBank Financial Corporation ("MFC") in connection with the preparation of a Registration Statement on Form S-4 (Registration No. 333-71516), as amended by Amendment No. 1, including the form of Proxy Statement/Prospectus contained therein (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for purposes of registering under the Act the offer and issuance by MFC of up to an aggregate of 805,129 shares (the "Shares") of its $4.00 par value common stock ("MFC Stock") to the shareholders of First Western Bank ("First Western") pursuant to the terms of a certain Agreement and Plan of Reorganization and Merger dated as of September 17, 2001, by and between First Western, MFC, and MFC's subsidiary bank, MountainBank, in the form filed as Exhibit 2.1 to the Registration Statement (the "Agreement"). As provided in and subject to the terms and conditions of the Agreement (including the approval of First Western's shareholders and the receipt of required regulatory approvals), it is proposed that First Western be merged with and into MountainBank (the "Merger"), at which time each outstanding share of First Western's common stock ("First Western Stock") held of record by its shareholders (other than shareholders who exercise their statutory right of dissent under North Carolina law) will be converted into 0.50 shares of MFC Stock.

In connection with rendering the opinions set forth in this letter, we have examined or relied upon copies of the following documents:

     1. the Registration Statement and the Proxy Statement/Prospectus contained therein; and,

     2.   the form of Agreement filed as Exhibit 2.1 to the Registration
          Statement.


We have also examined the minutes of proceedings of MFC's Board of Directors and such certificates of public officials, records and other certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies,
(ii) that the minutes of proceedings of MFC's Board of Directors are accurate and complete and contain minutes of all actions pertaining to the Agreement and the transactions described therein, (iii) that the final, executed versions of all relevant documents, including the Agreement, are identical in all material respects to the versions reviewed by us, and (iv) that the Merger will be completed, and the MFC Stock will be issued, in accordance with the terms of the Agreement and as described in the Registration Statement.
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Based upon and subject to the foregoing, as well as the qualifications set forth in subsequent portions of this letter, we are of the opinion as of this date that, (i) when the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and compliance with the securities or "blue sky" laws of various jurisdictions in which the MFC Stock will be offered, and (ii) when the Merger has become effective in accordance with the terms of the Agreement and as described in the Registration Statement, then the Shares issued to the shareholders of First Western in exchange for their shares of First Western Stock will be validly issued, fully paid and nonassessible.

In rendering the opinions set forth above, we have assumed, without independent verification, that:

     a. First Western has the corporate power and authority to execute, deliver the Agreement and to perform its obligations thereunder;

     b. No event will take place subsequent to the date hereof that would cause any action taken in connection with the Agreement or the transactions described therein to fail to comply with any law, rule, regulation, order, judgment, decree or duty, or that would permit any party to cancel, rescind, or otherwise avoid any act;

     c. All certificates of public officials have been properly given and are accurate and complete;

     d. There has been no mutual mistake of fact, fraud, duress or undue influence in connection with the Agreement or the transactions described therein, and the conduct of the parties to the Agreement has complied with any requirement of good faith, fair dealing and conscionability;

     e. There are no agreements or understandings, or any usage of trade or course of dealing, among the parties that, in any case, would define, supplement or qualify the terms of the Agreement, or the transactions described therein.

In addition, all opinions and statements set forth in this letter are expressly limited and qualified as follows:

     (1) The opinions expressed herein are limited to matters of North Carolina law and the federal laws of the United States of America.

     (2) Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

     (3) The enforceability of all or various provisions of the Agreement may be limited by (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect relating to or limiting the enforcement of creditors' rights generally, (ii) general principles of equity and applicable laws or court decisions limiting the availability of specific performance, injunctive relief and other equitable remedies, and (iii) federal and/or state bank holding company, commercial bank, savings bank, thrift institution and deposit insurance laws and regulations, and the application of principles of public policy underlying such laws and regulations.

     (4) We express no opinion herein as to the enforceability of any choice of law or indemnification provisions contained in the Agreement.

     (5) Except as otherwise expressly specified herein, the opinions herein are limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or the opinions herein to reflect any change in the law or facts.
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We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to Ward and Smith, P.A. under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                        Yours truly,

                                        /s/ Ward and Smith, P.A.

                                        WARD AND SMITH, P.A.